Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 29, 2010

LAYOUT 1 Annc Finances Ishares.cum NYSE IPath ETN Home iPath ETN Fixed Income iPath’ Welcome, Guest. Register Login Contact Us iPath Fixed Income ETNs Currencies GO FLAT Email This Page iPath Fixed income Exchange Traded Notes provide investors with the ability to express their views on US Treasury yields or the yield curve. In particular, the iPath Steepener (STPP) and iPath flattener (FLAT) ETNs provide an opportunity to access steep or fiat yield curve strateqies through an exchange traded product. Potential applications include: • Accessing a particular fixed income strategy for additional portfolio diversification Resources Basics of — Yield Curve Strategies Product List [I Call 1-877-7647284 • Executing tactical views regard in expectations of yield curve or specific yield shifts • Implementing a fixed income strategy based on expectations of future economic cycles • Implementing a specific hedging strategy to mitigate a portfolio’s sensitivity to yield curve or specific yield shifts Experience the flexibility of implementing your yield curve ur specific yield views with Path Fixed Income ETNs: I csr Icker Yearly Fee’;0] 0,75% 1The investor fee on tite inception date of the FiNs will equal zero On each subsequent calendar day until maturity or early redemption of the EThs the Investor tee will equal the Yearly Fee (035%) times the closing indicative note value of the ETNs on the immediately preceding calendar day, divided by 3€5 Because the investor fee reduces the amount of your return at maturity or Upon redemption if the value of the undefying index decreases or does not Increase significantly you may receive less than the principal amount of your investment at maturity or upon redemption. In addition, or each futures contract roll date, $0005 or $41.01 will be charged per ETN and deducted from the performance For a more complete description of how the investor fee and roll cost are calculated please see the applicable product page and Pricing Supplement at www.iPath ETN com . l PRESS EASES iPath Fixed lncome blitz:! .iathe:n.comjf1xedincome/ or -’ :L Cooqe About iPath FINs Alternatives Commodities Product Information • r Investor Materials Emerging Markets Fixed Income Strategies Education Center GO STEEP RCKA POINT iPath US Treasury Steepener ETN STPP iPath US Treasury Flattener ETN FLAT iPath US Treasury 2-year Bull ETN iPatht US Treasury 2-year Bear ETN DTUS iPath US Treasury 10-year Bull TN DTYL iPatht US Treasury 10-year Bear ETN DTYS iPath US Treasury Long Bond Bull FIN DLBL lPath US Treasury Long Bond Bear ETN DLBS 0.75% 0.75% 0.75% o 75% 0.75% 0.75% 0.75% © 2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. Au other trademarks, servicemarks or registered trademarks are the property and used with the permission, of their respective owners. McCannSF iPath Fixed Income Landing Page R7 Copy/Layout 2

LAYOUT 1 LEVEL 2 w >iPath Welcome, Guest. Register Login Contact Us             STPP             iPath US Treasury Path US Treasury Steepener ETN e Flattener ETN Ability In particular, the iPath Steepener (STPP) and iPath Fla ETNs provide an opportunity to access steep or flat yie through an exchange trade product. Potential applications include: iPath US Treasury 10-year Bull ETN Experience the flexibility of Implementing your yield curve or specific yield views with iPath Fixed Income ETNs: • Accessing a particular fixed Income strategy for add portfolio diversification • Executing tactical views regarding expectations 01’ or specific yield shifts • Implementing a fixed income strategy based on exp of future economic cycles • Implementing a specific hedging strategy to mitigate a portfolio’s sensitivity to yield curve or specific yield. IPath ETN iPath US Treasury ç Steepener ETN Ticker STPP Yearly Fee: 0.75% iPath US Treasury Flattener ETN FLAT iPath US Treasury 2-year Bull ETN DT1JL iPath US Treasury 2-year Bear ETN DTUS iPath US Treasury 10-year Bull ETN DTYL iPath• US Treasury 10-year Bear ETN DTYS iPath US Treasury Long Bond Bull ETN DLBL iPath US Treasury Long Bond Bear ETN DLBS The investor fee on the inception date of the ETNs will equal zero. On each subsequent j calendar day until maturity or early redemption of the EThs, the Investor fee will equal the Yearly Fee (0.75%) times the closing Indicative note value of the ETNs on the immediately preceding calendar day, divided by 365. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying Index decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. In addition, on each futures contract roll date, $0OO5 or $0.01 will be charged per ETN and deducted from the performance. For a more complete description of how the Investor fee and roll cost are calculated, please see the applicable product page and Pricing Supplement at www.iP-attiETN.com. PRIVACY POLICY TERMS OF USE BARCLAYS BARCLAYS CAPITAL INC PRESS RELEASES Finances lshares.com Path ETN Home http:,Iwvw.ipathetn.comlfixedincome1 iPath Fixed Income NYSE iPath TN Fixed Income Search * plc Google p. About IPath ETNs II. Product Information Alternatives Commodities Currencies Emerging Markets Fixed Income Strategies Email This Page Investor Materials Education Center 7 .-Fpr !49 iPath Fixed Income ETNs GOSTEEP1 rGO FLAT FLAT PICK A POIN DTUL             iPath US Treasury 2-year Bull ETN DTUS iPath US Treasury 2-year Bear ETh DTYL Resources Basics of Yield Curve Strategies Product List Call 1-877-764-7284 DTYS iPath US Treasury 10-year Bear ETN DIlL iPath US Treasury Long Bond Bull ETN DLBS iPath• US Treasury Long Bond Bear ETN 0.75% 0.75% 0.75% 0.75% 0.75% 0.75% 0.75% 2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. McCannSF iPath Fixed Income Landing Page R7 Copy/Layout 3